SHAREHOLDER LETTER
A message from our Chief Executive Officer

During 2014, we completed our 22nd full year as a public company. Over those 22 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 20.4%, with an average annual return on equity of 21.4%. We have done even better over the last 14 years: GAAP net income per share (diluted) has grown at a compounded annual rate of 26.3%, with an average annual return on equity of 25.4%.

Last year, GAAP net income per share (diluted) grew 13.1% to $11.92, with a return on equity of 37.0%.

BACKGROUND

Credit Acceptance was founded in 1972 by our current Chairman and significant shareholder, Don Foss. Don learned early in his career that many people who needed a vehicle were unable to acquire one because of their credit standing. Even more important, he realized that most people in this situation were misjudged by traditional lending sources, who assumed that the applicants’ less-than-perfect credit histories made them undeserving of a second chance. Don started Credit Acceptance to enable these individuals to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

Our company is unique. We allow the dealer to finance any customer, regardless of his or her credit history. This gives the dealer the ability to sell a vehicle to a customer that, without us, the dealer wouldn’t be able to help. The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business. Equally important, we allow the dealer to share in the cash flows from the loan. This is a critical element of our success, as it creates an alignment of interests. The dealer benefits if the customer is successful in repaying his loan and reestablishing his credit. Therefore, the dealer has an incentive to sell a vehicle that will last the term of the loan, and to help the customer after the sale if there are issues with the vehicle.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles

We have gone through several cycles of competition. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in 1992, we began to see more companies entering our market, and by 1995 we faced an unprecedented level of competition. Because we had not experienced high levels of competition previously, we were not prepared to operate successfully in this new environment. As a result, the loans we originated during this period produced a return less than our cost of capital. Our competitors fared much worse, however, and by 1997 most had exited our market. Although the results we produced during this period were unsatisfactory, we learned many valuable lessons that allowed us to navigate the next competitive cycle with much greater success.

That next cycle began in 2003. The environment became increasingly difficult as it became easier for competitors to obtain capital. The cycle came to a halt toward the end of 2007, when capital markets tightened.

In contrast to the unsatisfactory results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle. We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently. In addition, we gave a high priority to ensuring that we originated new loans with a large margin of safety, so that even if the loans did not perform as expected, they would still very likely produce acceptable financial results. We grew our loan volumes throughout the 2003–2007 period, but always balanced our desire to grow with an insistence on acceptable per loan profitability. This combination of growth and meaningful improvements in per loan profitability allowed us to grow our GAAP net income per share (diluted) to $1.76 in 2007 from $0.69 in 2002 in spite of the increasingly competitive environment.

When the cycle ended in late 2007, we were able to modify our pricing and write a significant volume of new loans at very high levels of per loan profitability. Although capital constraints did not allow us to write as much business in 2008–2009 as we would have liked, the improvements in per loan profitability allowed us to significantly improve our financial results in both of those years.

Starting in late 2009, we were able to complete a number of financing transactions that put us in position to increase unit volumes by 23.2% in 2010 and 30.2% in 2011, with per loan profitability near the high end of the historical range. This period of limited competition allowed us to produce very strong financial results—GAAP net income per share (diluted) grew to $7.07 in 2011 from $1.76 in 2007.

With interest rates low and capital widely available, we began to see competition return to the market in 2011. While loan growth remained strong in 2011, we were required to make several pricing changes which reduced per loan profitability during the year.

The competitive environment continued to be challenging in 2012, 2013, and the first nine months of 2014, and unit volume growth was modest in those periods—6.7%, 6.4% and 8.2%, respectively. Over those 33 months, volume per dealer declined, reflecting an increase in the number of companies willing to originate loans at prices that we were not willing to match. Instead, our strategy was to avoid competing on price and focus on growing the number of active dealers. Accordingly, we rapidly expanded our field sales force, which helped us to increase the number of active dealers to 7,247 in 2014 from 3,998 in 2011.

It was this increase in active dealers that enabled us to grow our loan volume, albeit modestly, while maintaining high levels of per loan profitability. In turn, the combination of modest growth and strong profitability enabled us to generate a substantial amount of cash, which we used to repurchase shares. Since year-end 2011, we have reduced the number of outstanding shares by 19.6%. Together, the share reduction, modest unit growth and strong per loan profitability caused GAAP net income per share (diluted) to grow to $11.92 in 2014 from $7.07 in 2011.

During the fourth quarter of 2014, unit volumes grew 19.4%, the highest quarterly growth rate since the fourth quarter of 2011. It seems likely that an improvement in the competitive environment contributed to our strong quarter, but our near-term outlook remains cautious. There continues to be an ample supply of capital to our industry, and as long as this continues, we believe the competitive environment will continue to be challenging.

Our longer term outlook is more optimistic. Given the history of our market, we do not expect the difficult environment to continue forever. While we can’t predict when it will end, we believe our experience in prior difficult periods will enable us to navigate this period successfully.

Economic cycles

Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the Company experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that made it harder for us to draw clear conclusions from what we observed. As a result, prior to the most recent economic downturn, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio. One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain. The uncertainty about our loan performance during a period of rapidly rising unemployment was a primary reason that we had decided during the late 1990s to price new loans with a large margin of safety and to maintain conservative levels of debt.

The most recent financial crisis began to unfold in late 2007. Adding to the challenge was the fact that 2007 was also a period of intense competition within our industry. During 2007, we had to compete for new loan originations with an increasing number of companies that were willing to accept low returns and operate with lenient underwriting standards. Then the economic downturn worsened. From April 2008 through October 2009, the national unemployment rate increased from 5.0% to 10.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics. We believe that our financial results during the financial crisis demonstrate that we passed the test with flying colors. GAAP net income per share (diluted) rose 22.7% in 2008 and 113.9% in 2009.

We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. While we do not have as much insight into their experience as we do into our own, we believe that a significant share of the deterioration they recorded was due to poor underwriting rather than the impact of the economic downturn. Because our competitors generally target low levels of per loan profitability and use debt much more extensively than we do, any adverse change in loan performance should have a much more damaging impact on their results than on ours.

Access to capital

Besides impacting loan performance, the financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. During 2008, we had enough success obtaining capital to be able to originate $786.4 million in new loans, an increase of 14.1% from 2007.

The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008. During 2009, we continued to slow originations based on the capital we had available. We originated $619.4 million of new loans, 21.2% less than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Our access to capital improved at the end of 2009, and since that time capital has been readily available at increasingly favorable rates. While easy access to capital will not last forever, we are hopeful that our strong results during the financial crisis along with the favorable reputation we have built with capital providers will prove to be important assets when difficult capital markets return.

GAAP RESULTS

The table below summarizes our GAAP results for 1992–2014:

	GAAP net income per share (diluted)	Year-to-year change
1992	$0.20
1993	$0.29	45.0%
1994	$0.49	69.0%
1995	$0.68	38.8%
1996	$0.89	30.9%
1997	$0.03	-96.6%
1998	$0.53	1,666.7%
1999	$(0.27)	-150.9%
2000	$0.51	—
2001	$0.57	11.8%
2002	$0.69	21.1%
2003	$0.57	-17.4%
2004	$1.40	145.6%
2005	$1.85	32.1%
2006	$1.66	-10.3%
2007	$1.76	6.0%
2008	$2.16	22.7%
2009	$4.62	113.9%
2010	$5.67	22.7%
2011	$7.07	24.7%
2012	$8.58	21.4%
2013	$10.54	22.8%
2014	$11.92	13.1%
Compound annual growth rate 1992–2014		20.4%

GAAP net income per share (diluted) increased 13.1% in 2014. Since 1992, GAAP net income per share (diluted) has grown at an annual compounded rate of 20.4%.

ADJUSTED RESULTS

Our reported financial results include both GAAP and adjusted numbers. Historically, to arrive at the latter, we have adjusted the GAAP results to normalize tax rates, eliminate non-recurring expenses and eliminate discontinued operations. (For simplicity, I have excluded these adjustments from prior-year letters.) There are two other adjustments which I have discussed in prior-year letters: (1) a floating yield adjustment, and (2) a program fee yield adjustment. In addition, in 2014 we made an adjustment related to a refinancing of our senior debt. All three adjustments are explained below:

Floating yield adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.

Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us. We compensate the automobile dealer for the loan through two types of payments. The first payment is made at the time of origination. The remaining compensation is paid over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we will recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we will recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.

Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred. GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period (recorded as a provision for credit losses), and to record the $1,000 favorable change as income over the remaining life of the loan pool.

For those relying on our GAAP financial statements, this disparate treatment has the effect of understating net income in the current period, and overstating it in future periods.

The floating yield adjustment reverses the GAAP-caused distortion by treating both favorable and unfavorable changes in expected cash flows consistently. That is, both types of changes are treated as adjustments to our loan yield over time. In addition, the floating yield adjustment has the benefit of simplifying our financial statements by eliminating the provision for credit losses, which is both volatile and not well understood by many investors.

Program fee yield adjustment

The purpose of this adjustment is to make the results for program fee revenue comparable across time periods. In 2001, the Company had begun charging dealers a monthly program fee. In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged. However, based on feedback from field sales personnel and dealers, the Company concluded that structuring the fee in this way was contributing to increased dealer attrition. To address the problem, the Company changed its method for collecting these fees.

As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period. The change reduced per loan profitability, since cash that previously was collected immediately is now collected over time. In addition, the change required us to modify our GAAP accounting method for program fees. Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing the fees over the term of the dealer loan. This revised GAAP treatment is more consistent with the cash economics. To allow for proper comparisons, the program fee adjustment applies the revised GAAP treatment to all pre-2007 periods. (Starting in 2012, this adjustment is no longer required since all pre-2007 program fees have now been fully recognized.)

Senior notes adjustment

On January 22, 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”). On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”).

Under GAAP, the redemption of the 2017 notes was considered an extinguishment of debt. For the quarter ended March 31, 2014, our GAAP financial results included a pre-tax loss of $21.8 million on extinguishment of debt. In addition, the quarter included $1.4 million of additional interest expense caused by a one-month lag from the issuance of the 2021 notes to the redemption of the 2017 notes. These two items collectively reduced consolidated net income by $14.6 million or $0.62 per diluted share.

Under our non-GAAP approach, we deferred the two items as debt issuance costs, and are recognizing them ratably as interest expense over the term of the 2021 notes. The non-GAAP approach records the net benefit of the refinancing—i.e., the lower interest cost of the 2021 notes less the cost of paying off the 2017 notes early—over the period the new notes will be outstanding.

The following tables show net income and net income per share (diluted) for 2001–2014 after the three adjustments:

($ in millions)
	GAAP net income	Floating yield adjustment	Program fee adjustment[1]	Senior notes adjustment	Adjusted net income[2]	Year-to-year change
2001	$24.7	$1.2	$(1.1)	$—	$24.8
2002	$29.8	$2.8	$(2.2)	$—	$30.4	22.5%
2003	$24.7	$1.4	$(2.1)	$—	$24.0	-21.2%
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	134.4%
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	21.5%
2006	$58.6	$0.4	$(2.8)	$—	$56.2	-17.6%
2007	$54.9	$3.6	$5.0	$—	$63.5	12.8%
2008	$67.2	$13.1	$2.0	$—	$82.3	29.7%
2009	$146.3	$(19.6)	$0.8	$—	$127.5	54.9%
2010	$170.1	$0.5	$0.3	$—	$170.9	34.0%
2011	$188.0	$7.1	$0.3	$—	$195.4	14.4%
2012	$219.7	$—	$—	$—	$219.7	12.4%
2013	$253.1	$(2.5)	$—	$—	$250.6	14.1%
2014	$266.2	$(6.0)	$—	$12.5	$272.7	8.8%
Compound annual growth rate 2001–2014						20.3%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Program fee adjustment per share (diluted)[1]	Senior notes adjustment per share (diluted)	Adjusted net income per share (diluted)[2]	Year-to-year change
2001	$0.57	$0.03	$(0.03)	$—	$0.57
2002	$0.69	$0.06	$(0.05)	$—	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$—	$0.55	-21.4%
2004	$1.40	$—	$(0.03)	$—	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$—	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$—	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$—	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$—	$2.65	30.5%
2009	$4.62	$(0.62)	$0.03	$—	$4.03	52.1%
2010	$5.67	$0.02	$0.01	$—	$5.70	41.4%
2011	$7.07	$0.26	$0.01	$—	$7.34	28.8%
2012	$8.58	$—	$—	$—	$8.58	16.9%
2013	$10.54	$(0.11)	$—	$—	$10.43	21.6%
2014	$11.92	$(0.27)	$—	$0.56	$12.21	17.1%
Compound annual growth rate 2001–2014						26.6%

1The program fee adjustment was concluded in 2011.

2The adjusted net income and adjusted net income per share (diluted) results and year-to-year changes shown in the tables differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from the tables for simplicity.

As the second table shows, adjusted net income per share (diluted) increased 17.1% in 2014. Over the full 14-year period, adjusted net income per share (diluted) increased at an annual compounded rate of 26.6%. While this compounded rate is very similar to the one for GAAP net income per share (26.3%), in certain years the adjustments led to significant differences between GAAP and adjusted results. The program fee adjustment had a significant impact in 2007, while the floating yield adjustment had a significant impact in 2008 and 2009. During 2008, we reduced our expectations for loan performance, causing GAAP net income to be less than adjusted net income (since GAAP requires decreases in expected cash flows to be recorded as an expense in the current period). Then, as 2009 progressed, it became clear that we had reduced our expectations by too much in 2008, so in 2009 we reversed a portion of the expense. In addition, the new loans we wrote in 2009 performed better than we expected. The effect of better-than-expected results was to make GAAP net income in 2009 considerably higher than adjusted net income—the opposite of the relationship seen in 2008. When the two years are combined, the GAAP result is very similar to the adjusted result; however, when 2008 and 2009 are viewed separately, we believe that the adjusted results more accurately reflect our performance in each year.

In 2014, the floating yield adjustment reduced adjusted net income. As explained above, when loan performance is worse than expected, GAAP requires us to record a provision for credit losses. When loan performance exceeds expectations, as it did in 2014, GAAP requires that a portion of the provision recorded in prior periods be reversed in the current period, which increases net income. The floating yield adjustment reverses the current-period impact of better loan performance and instead records that impact over time.

The senior notes adjustment for 2014 had the opposite effect from the floating yield adjustment—it increased adjusted net income, by reversing the loss on extinguishment of debt and the additional interest expense. Both of these items are being recorded ratably over the life of the new senior notes.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the three adjustments discussed above, Economic Profit differs from GAAP net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–2014:

($ in millions)	Adjusted net income	Imputed cost of equity[1]	Economic Profit	Year-to-year change
2001	$24.8	$(29.6)	$(4.8)
2002	$30.4	$(35.5)	$(5.1)	—
2003	$24.0	$(34.7)	$(10.7)	—
2004	$56.2	$(34.4)	$21.8	—
2005	$68.3	$(34.5)	$33.8	55.0%
2006	$56.2	$(29.6)	$26.6	-21.3%
2007	$63.5	$(27.3)	$36.2	36.1%
2008	$82.3	$(35.7)	$46.6	28.7%
2009	$127.5	$(46.0)	$81.5	74.9%
2010	$170.9	$(47.8)	$123.1	51.0%
2011	$195.4	$(51.1)	$144.3	17.2%
2012	$219.7	$(56.7)	$163.0	13.0%
2013	$250.6	$(75.2)	$175.4	7.6%
2014	$272.7	$(87.8)	$184.9	5.4%

Economic Profit improved 5.4%2 in 2014, to $184.9 million from $175.4 million in 2013. In 2001, Economic Profit had been a negative $4.8 million.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas for the last 14 years3:

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469.9	7.4%	8.4%	-1.0%
2002	$462.0	7.7%	8.9%	-1.2%
2003	$437.5	6.6%	9.0%	-2.4%
2004	$483.7	13.1%	8.6%	4.5%
2005	$523.4	14.7%	8.3%	6.4%
2006	$548.5	12.9%	8.1%	4.8%
2007	$710.1	12.1%	7.0%	5.1%
2008	$975.0	11.2%	6.4%	4.8%
2009	$998.7	14.9%	6.7%	8.2%
2010	$1,074.2	18.7%	7.2%	11.5%
2011	$1,371.1	16.9%	6.4%	10.5%
2012	$1,742.8	14.9%	5.5%	9.4%
2013	$2,049.2	14.2%	5.7%	8.5%
2014	$2,338.1	13.2%	5.3%	7.9%
Compound annual growth rate 2001–2014	13.1%

1The imputed cost of equity is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the imputed cost of equity is as follows: average equity x {(the average 30-year treasury rate + 5%) + [(1 - tax rate) x (the average 30-year treasury rate + 5% - pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)]}.

2The improvement in Economic Profit reported in the Company’s 2014 year-end earnings release is 6.4%, as the earnings release reflects a normalized tax rate for each period, an adjustment that is omitted from this letter for simplicity.

3See Exhibit A for a reconciliation of the above adjusted financial measures to the most relevant GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2001, 2002 and 2003. Although we were making steady progress in improving per loan profitability during this period, we were forced to reduce originations in 2002 due to capital constraints, and we recorded a $7.2 million (after-tax) impairment expense in 2003 related to the liquidation of our United Kingdom operation. Both of these actions negatively impacted the reported results.

In each year from 2004 through 2014, Economic Profit was positive, and in each of those years except 2006, Economic Profit improved. The 2006 decline in Economic Profit was due to two factors: a $7.0 million (after-tax) charge related to the settlement of litigation that had arisen from an activity occurring 10 years prior; and a $4.4 million after-tax gain from discontinued operations recorded in 2005. In certain years (2007–2008, 2011–2014), Economic Profit improved mainly as a result of our growing the adjusted amount of capital invested. In other years (2004, 2009 and 2010), the driver was mainly an increase in the adjusted return on capital. In 2005, we combined modest growth in invested capital with a higher return on capital. That was also the case in 2006, since after adjustment for the $7.0 million and $4.4 million unusual items mentioned above, the return on capital in 2006 was higher than in 2005.

There are several trends worth mentioning. First, we have grown adjusted average capital each year since 2003. The growth has been due to a consistent increase in the number of dealers using our program partially offset by a general decline in the volume per dealer. We discuss this in more detail later in this letter.

Second, while the return on capital has been volatile, expenses as a percentage of capital have declined for seven of the last eight years, from 15.0% in 2006 to 7.3% in 2014. We expect this trend will continue as long as we grow, due to the fixed nature of a portion of our expenses. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay to the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Finally, a disproportionate amount of the improvement in Economic Profit occurred in the three-year period (2009–2011) following the start of the financial crisis. Since 2001, Economic Profit has improved by $189.7 million. Of that gain, 51.5% was added in just those three years. As competition has returned to the market, the improvement in Economic Profit has slowed.

In 2012, for example, Economic Profit improved by 13.0% as adjusted average capital increased by 27.1% but the return on capital declined by 11.8%. In 2013, Economic Profit improved by only 7.6% as adjusted average capital increased by 17.6% and the return on capital declined by 4.7%. And in 2014, Economic Profit improved by only 5.4% as adjusted average capital increased by 14.1% and the return on capital declined by 7.0%. Until the competitive environment improves, growing Economic Profit will be challenging.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance. The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the advance we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term. We developed our first credit scorecard in 1998, and have revised it several times since then. An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, as we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last 14 years, our most current forecast of loan performance with our initial forecast:

	December 31, 2014 forecast	Initial forecast	Variance
2001	67.3%	70.4%	-3.1%
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.7%	74.0%	-0.3%
2006	70.0%	71.4%	-1.4%
2007	68.0%	70.7%	-2.7%
2008	70.3%	69.7%	0.6%
2009	79.4%	71.9%	7.5%
2010	77.2%	73.6%	3.6%
2011	74.0%	72.5%	1.5%
2012	73.4%	71.4%	2.0%
2013	73.7%	72.0%	1.7%
2014	72.6%	71.8%	0.8%
Average[1]	73.1%	71.8%	1.3%

1Calculated using a weighted average based on loan origination dollars.

Loans originated in three of the 14 years (2001, 2006 and 2007) have yielded actual collection results materially worse than our initial estimates, while originations in seven of the years (2002, 2003, 2009, 2010, 2011, 2012 and 2013) have yielded actual results materially better than our initial estimates. For the other four years (2004, 2005, 2008 and 2014), actual results have been very close to our initial estimates. On average, over the 14-year period, loans have performed 130 basis points better than our initial forecasts.

Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan. Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard. Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

As competition returned to the market over the past four years, we expected adverse selection to negatively impact loan performance. Consistent with that expectation, the positive variance shown in the table above declined. However, since the variances in all four years were positive, we have not yet adjusted our expectations for new originations to consider the impact of adverse selection. We will continue to carefully monitor newer loan originations with an awareness that loan performance could decline.

Predicting loan performance accurately at loan inception is important, and we are satisfied with the results achieved over the last 14 years. We estimate that a 100-basis-point change in the collection rate impacts the return on capital by only 30–50 basis points. As a result, even the loans we originated in 2001—for which the latest collection forecast lagged our initial forecast by 310 basis points—still have been profitable. That we have been able to avoid originating unprofitable loans over the last 14 years, including the years impacted by the financial crisis, is a significant accomplishment.

UNIT VOLUME

The following table summarizes unit volume growth for 2001–2014:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
Compound annual growth rate 2001 – 2014		10.4%

In 2014, unit volumes grew 10.8%. Since 2001, unit volumes have grown at an annual compounded rate of 10.4%.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables from 2001 to 2014:

	Active dealers	Year-to-year change	Volume per dealer	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%

As the table shows, the gain in unit volumes over the 14-year period has resulted from an increase in the number of active dealers partially offset by a reduction in volume per dealer.

Active dealers grew from 1,180 in 2001 to 7,247 in 2014. In 2011, 2012 and 2013, the number of active dealers grew rapidly—by 24.7%, 33.0% and 20.2%, respectively. However, last year the number rose by only 13.3%, representing the slowest rate of increase since 2001, excluding those years (2002, 2003, 2009 and 2010) when capital constraints restricted our growth. While we believe we have a large market of potential dealers that could benefit from our program, two factors make growth in active dealers more difficult. First, increased levels of competition make it more difficult to enroll new dealers and more likely that dealers will decide to leave our program, since they have more alternatives to choose from. Second, as the number of active dealers increases, it becomes harder to grow at the same rate. The first factor will continue to challenge us until the competitive environment improves, but we do expect that improvement to occur at some point. But the second factor, the difficulty of maintaining the same growth rate as the base gets larger, is a challenge that will only increase with time.

After peaking in 2003 at 64.7 loans, volume per dealer declined by 41.7% over the next four years, to 37.7 loans in 2007. The declines that occurred during this period reflected our decision to maintain underwriting standards and a margin of safety in our pricing as the competitive environment became more difficult. Although we could have chosen to grow unit volume by pricing more aggressively to achieve higher average volume per dealer, we instead chose to focus on growing the number of active dealers. The results of this strategy were impressive. Although volume per dealer declined 41.7%, we increased unit volumes 73.6%. In addition, our return on capital for the period actually improved (averaging 13.2%), despite the more challenging competitive environment. This is a result that would not have occurred if we had priced more aggressively.

Average volume per dealer declined modestly in 2008 and 2009 as capital constraints limited our ability to grow. In 2010, volume per dealer increased 22.0% as we experienced both a favorable competitive environment and a plentiful supply of capital. In 2011, volume per dealer again increased but much more slowly (4.2%) as competition began to return to our market. The competition intensified in 2012 and 2013, and volume per dealer declined 19.8% and 11.5%, respectively. Last year, volume per dealer declined, but the decline was modest at 2.2%. Moreover, during the fourth quarter of 2014, volume per dealer improved by 5.0% from the prior-year fourth quarter, the first such improvement since the third quarter of 2011. Both the slower rate of decline in 2014 and the upturn in the fourth quarter suggest that the competitive environment may be moderating. But it is too early to conclude that these positive signs indicate a longer term trend, and our overall near-term outlook remains cautious.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash. Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.) A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 31.9 million shares at a total cost of $1.3 billion. In 2014, we repurchased approximately 2.7 million shares at a total cost of $343.7 million.

Although our first priority is to ensure we have enough capital to fund new loan originations, to the extent we have excess capital we intend to continue to return it to shareholders as we have in the past.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.

Our core product has remained essentially unchanged for 42 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of thousands of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:

▪
We have developed the ability to offer guaranteed credit approval while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

▪
We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results. Approximately 50% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

▪
We have learned how to develop relationships with dealers that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments.

▪
We have developed a much more complete program for helping dealers serve this segment of the market. Over the years, many dealers have been overwhelmed by the work required to be successful in our program. Many dealers have quit, telling us the additional profits generated from our program were not worth the effort. We have continually worked to provide solutions for the many obstacles that our dealers encounter. It is impossible to quantify the impact of these initiatives on our loan volume because of the changing external environment. However, anecdotal evidence suggests our efforts have been worthwhile. We believe that continuing to make our program easier for dealers will likely produce additional benefits in the future.

▪
We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 23 individuals, averages 13 years of experience with our company. While we have added talent selectively over the past few years, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

▪
We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

▪
We have developed a unique software application, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealers to use, and allows us to deploy much more precise risk-adjusted pricing.

▪	We have developed a high-quality field sales force. Our sales team provides real value to our dealers. Team members act as consultants as we teach dealers how to successfully serve our market segment.

▪
We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealers, and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer satisfaction each month to assess our performance, and use these measures to make adjustments when necessary.

▪
We believe that we are well positioned from a capital perspective. As of February 28, 2015, we have $589.2 million in unused and available credit lines. In addition, we have been successful at lengthening the term of our debt facilities, with no facilities expiring until April of 2016 and our new senior notes not being due until 2021. Our capital structure remains conservative and our lending relationships, which we have developed over a long period of time, remain strong. We believe our lenders were impressed with our performance during the financial crisis, and their confidence in our company was enhanced as a result. Our goal is to be a consistent funding source for our customers and dealers, in good times and bad, and we believe our access to capital will be a competitive advantage in that effort.

▪
We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, communicating fully, managing performance, providing training, maintaining effective incentive compensation plans, and providing the technology and processes required for operational excellence. These efforts make a difference. This year, for the second year in a row, we were named as one of Fortune magazine’s 100 Best Companies to Work For.

A FINAL NOTE

We start with a customer that other companies avoid, and provide that customer an opportunity to obtain a vehicle, establish a positive credit history, and move his or her life in a positive direction. The industry we operate in has produced very few successes, but we have found a way to achieve outstanding results over a long period of time. Our team members are proud of the product we offer, and proud that they have helped thousands of people through their efforts. I am grateful for this remarkable group of people and proud of their many accomplishments.

Brett A. Roberts
Chief Executive Officer

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” beginning on page 36 of our Annual Report on Form 10-K included herewith.

EXHIBIT A

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in millions)
	GAAP net income	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted net income[1]	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$(1.1)	$—	$24.8	$(29.6)	$(4.8)
2002	$29.8	$2.8	$(2.2)	$—	$30.4	$(35.5)	$(5.1)
2003	$24.7	$1.4	$(2.1)	$—	$24.0	$(34.7)	$(10.7)
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	$(34.4)	$21.8
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	$(34.5)	$33.8
2006	$58.6	$0.4	$(2.8)	$—	$56.2	$(29.6)	$26.6
2007	$54.9	$3.6	$5.0	$—	$63.5	$(27.3)	$36.2
2008	$67.2	$13.1	$2.0	$—	$82.3	$(35.7)	$46.6
2009	$146.3	$(19.6)	$0.8	$—	$127.5	$(46.0)	$81.5
2010	$170.1	$0.5	$0.3	$—	$170.9	$(47.8)	$123.1
2011	$188.0	$7.1	$0.3	$—	$195.4	$(51.1)	$144.3
2012	$219.7	$—	$—	$—	$219.7	$(56.7)	$163.0
2013	$253.1	$(2.5)	$—	$—	$250.6	$(75.2)	$175.4
2014	$266.2	$(6.0)	$—	$12.5	$272.7	$(87.8)	$184.9

1The adjusted net income results differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from this table for simplicity.

($ in millions)
	GAAP average capital invested[2]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted average capital invested
2001	$466.8	$3.4	$(0.3)	$—	$469.9
2002	$457.6	$5.8	$(1.4)	$—	$462.0
2003	$432.0	$7.9	$(2.4)	$—	$437.5
2004	$478.3	$8.7	$(3.3)	$—	$483.7
2005	$520.4	$7.5	$(4.5)	$—	$523.4
2006	$550.0	$5.5	$(7.0)	$—	$548.5
2007	$707.8	$8.2	$(5.9)	$—	$710.1
2008	$963.6	$13.8	$(2.4)	$—	$975.0
2009	$986.5	$13.2	$(1.0)	$—	$998.7
2010	$1,069.5	$5.2	$(0.5)	$—	$1,074.2
2011	$1,362.0	$9.4	$(0.3)	$—	$1,371.1
2012	$1,731.7	$11.1	$—	$—	$1,742.8
2013	$2,039.3	$9.9	$—	$—	$2,049.2
2014	$2,338.4	$6.7	$—	$(7.0)	$2,338.1

2Average capital invested is defined as average debt plus average shareholders’ equity.

	GAAP return on capital[3]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted return on capital
2001	7.4%	0.2%	-0.2%	0.0%	7.4%
2002	7.7%	0.5%	-0.4%	0.0%	7.7%
2003	6.8%	0.2%	-0.4%	0.0%	6.6%
2004	13.5%	-0.3%	-0.1%	0.0%	13.1%
2005	15.6%	-0.6%	-0.3%	0.0%	14.7%
2006	13.3%	-0.1%	-0.3%	0.0%	12.9%
2007	11.0%	0.4%	0.8%	0.0%	12.1%
2008	9.8%	1.2%	0.2%	0.0%	11.2%
2009	16.9%	-2.2%	0.1%	0.0%	14.9%
2010	18.7%	0.0%	0.0%	0.0%	18.7%
2011	16.5%	0.4%	0.0%	0.0%	16.9%
2012	15.0%	-0.1%	0.0%	0.0%	14.9%
2013	14.4%	-0.2%	0.0%	0.0%	14.2%
2014	13.0%	-0.3%	0.0%	0.5%	13.2%

3Return on capital is defined as net income plus interest expense after-tax divided by average capital.

	GAAP weighted average cost of capital[4]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted weighted average cost of capital[5]
2001	8.4%	0.0%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	6.7%
2010	7.2%	0.0%	0.0%	0.0%	7.2%
2011	6.4%	0.0%	0.0%	0.0%	6.4%
2012	5.5%	0.0%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	5.3%

4The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)].

5The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

NOTE: Amounts may not recalculate due to rounding.